EXHIBIT 99.1

NOTICE OF DISSOLUTION

On July 26, 2023, August 31, 2023, September 28, 2023, October 20, 2023 and November 3, 2023, Arturo R. Moreno, SunChase Investments LLC, William A. Pope, Verde Investments, Inc. and Ernest C. Garcia II jointly filed a Schedule 13D and subsequent amendments as a group pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, with respect to the common stock, $0.01 par value per share, of Clear Channel Outdoor Holdings, Inc. beneficially owned by them.

Notice is hereby given that as of December 5, 2023, Arturo R. Moreno, SunChase Investments LLC, William A. Pope, Verde Investments, Inc. and Ernest C. Garcia II are no longer members of such group. Accordingly, such group has been dissolved and all further filings with respect to transactions in the common stock of Clear Channel Outdoor Holdings, Inc. will be filed, if required, by members of the group, in their individual capacity.

Date: December 5, 2023

VERDE INVESTMENTS, INC.

By:	/s/ Ernest C. Garcia II
Name:	Ernest C. Garcia II
Title:	President and Chief Executive Officer

ERNEST C. GARCIA II

By:	/s/ Ernest C. Garcia II
Name:	Ernest C. Garcia II

ARTURO R. MORENO

By:	/s/ Arturo R. Moreno
Name:	Arturo R. Moreno

SUNCHASE INVESTMENTS LLC

By:	/s/ William A. Pope
Name:	William A. Pope
Title:	President

WILLIAM A. POPE

By:	/s/ William A. Pope
Name:	William A. Pope